CONTACT:  Jim Allen, Mike Murray
                                  Tandycrafts, Inc. (817) 551-9600
                                  (investor_relations@tandycrafts.com)
 FOR IMMEDIATE RELEASE              or
                                  Jeff Lambert, Brian Edwards (LamEdPR@aol.com) Lambert, Edwards & Associates, Inc.
                                  (616) 233-0500


                  TANDYCRAFTS ANNOUNCES THIRD-QUARTER RESULTS

FORT WORTH, Texas - April 21, 1999 - Tandycrafts, Inc. (NYSE: TAC) today announced financial results and operating highlights for its fiscal 1999 third quarter and nine-month period ended March 31, 1999.

The Fort Worth, Texas-based consumer products company reported a net loss of $1.9 million, or $0.16 per share, on net sales of $50.3 million in the quarter ended March 31, 1999, compared with net income of $198,000, or $0.02 per share, on net sales of $53.1 million in the prior year period. Tandycrafts said the results include approximately $3.2 million in expenses related to the previously announced closure of its leather and craft retail stores and related manufacturing operations.

Tandycrafts attributed the decrease in sales versus the year-ago quarter primarily to the 1998 divestiture of its Joshua's Christian Stores operations and the ongoing transition of the Company's leather and craft operations from retail stores to direct distribution. Sales from comparable operations, excluding leather and crafts, increased 5% over the same quarter last year, fueled by Pinnacle Art & Frame, Tandycrafts' frames and wall decor division, which posted a sales increase of 7% in the quarter. This sales performance helped offset lower revenues at the Company's novelties and promotional segment, reflecting this division's strategy of focusing on larger customers as well as softness in the overall market for sports-licensed products.

"We are encouraged by our results, which reflect solid progress in both our reorganization efforts and our continuing operations," said Michael Walsh, president and chief executive officer. "Our Pinnacle frames business is having a solid year of top-line growth and should continue to be the growth engine for Tandycrafts. We are looking forward to bringing our new Mexico frames facility online in the fourth quarter, which will provide increased efficiency and production capabilities. We fully expect that our dual focus on accelerating growth in our profitable operations and refocusing our underperforming divisions will result in increased value for our shareholders."

Walsh continued: "The recent sale of Nocona Belt Company and better-than-anticipated closeout sales of the leather and craft store inventories are contributing to improved cash flow. Our transition plan is working efficiently and, as a result, we expect our ultimate operating losses relating to the closure of the leather and crafts division to be less than originally anticipated."

Tandycrafts said total charges related to the reorganization of the Tandy Leather division would likely be in the range of $20 million to $22 million in fiscal 1999, versus the $25 million to $29 million range that was previously announced. Tandycrafts' fiscal year ends June 30, 1999.

Lower-than-expected expenditures, early collection of receivables from the sale of Joshua's and improved cash flow enabled Tandycrafts to further reduce its long-term debt and interest expense in the most recent quarterly and nine-month periods, versus the same periods last year. Long-term debt at March 31, 1999 was $27.5 million, down 32% versus the year-ago period, resulting in lower interest expense. Net interest expense decreased 39% in the 1999 third quarter versus the same period a year-ago. Tandycrafts reported a $1 million reduction in net interest expense through the first nine months of 1999.

"Our efforts to refine the business and focus on our most profitable business segments are designed to positively impact both our income statement and balance sheet. We are working diligently to reduce long-term debt and improve our financial strength and look forward to applying these additional resources toward future growth," said Jim Allen, executive vice president and chief operating officer of Tandycrafts.

Allen said areas that are receiving additional focus and spending include advertising and new product development at several operating units. Continued investment in information technology and distribution resources will allow the Company to centralize certain corporate functions and improve operating efficiency.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, leather and crafts, and novelties and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                                   Three Months Ended         Nine Months Ended
                                -----------------------     ----------------------
                                March 31,     March 31,     March 31,    March 31,
                                  1999          1998          1999         1998
                                ---------     ---------     ---------    ---------

Net sales                       $  50,253     $  53,100     $ 154,171    $ 181,696

Operating costs and expenses:
  Cost of goods sold               36,061        35,766       110,328      120,302
  Selling, general and
   administrative                  15,094        14,935        48,525       48,532
  Restructuring charge                  -             -         8,145            -
  Depreciation and amortization     1,117         1,254         3,284        3,783
                                ---------     ---------     ---------    ---------
   Total operating costs
     and expenses                  52,272        51,955       170,282      172,617
                                ---------     ---------     ---------    ---------

Operating income (loss)            (2,019)        1,145       (16,111)       9,079
Interest expense, net                 517           841         1,600        2,614
                                ---------     ---------     ---------    ---------

Income (loss) before
  income taxes                     (2,536)          304       (17,711)       6,465
Provision for income taxes           (663)          106        (4,623)       2,262
                                ---------     ---------     ---------    ---------

   Net income (loss)            $  (1,873)    $     198     $ (13,088)   $   4,203
                                =========     =========     =========    =========
Net income (loss) per share -
  basic and diluted             $   (0.16)    $    0.02     $   (1.07)   $    0.33
                                =========     =========     =========    =========

Weighted average common shares:
  Basic                            12,052        12,649        12,236       12,657
  Diluted                          12,052        12,649        12,239       12,657

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